AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK,

$0.0001 PAR VALUE PER SHARE

BitFrontier Capital Holdings, Inc., a Corporation incorporated under the laws of the State of Wyoming (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on January 14, 2018 in accordance with the provisions of its Articles of Incorporation (as may be amended and restated through the date hereof, the "Certificate of Incorporation") and Bylaws. The authorized series of the Corporation's previously-authorized Preferred Stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation's previously authorized Preferred Stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Accordingly, “Article V” of the Articles of Incorporation of the Company is hereby amended to include the following:

SERIES A PREFERRED STOCK

1. DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of Preferred Stock shall be Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock").

B.Number of Shares. The number of shares of Series A Preferred Stock authorized shall be five (5) shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C.Dividends. Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the majority of the holders of the shares of Series A Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the majority of the holders of the shares of Series A Preferred Stock elect otherwise.

3. CONVERSION

Each one (1) share of the Series A Preferred Stock shall have conversion rights equal to one (1) share of common stock.

The Company shall use its reasonable best efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a conversion request within five (5) business days after the conversion. The Company shall bear the cost associated with the issuance of the Common Stock issuable upon the Mandatory Conversion. The Common Stock and other securities issuable upon the conversion request shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel supplied by the holder to the Company and its transfer agent. The Common Stock issuable upon the conversion request shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Company, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon the conversion request shall be treated as a common stockholder of the Company at the close of business on the date of the conversion request. The certificates representing the Series A Preferred Stock shall be cancelled on the date of the conversion request, and the shares issuable upon conversion into Common Stock shall be issued by the Company’s transfer agent.

4. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's (A) Common Stock, par value $0.00001 per share ( "Common Stock" ), except as otherwise provided in clauses (ii) and (iii) of this Section 4, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Series A Preferred Stock shall rank junior to the Company’s Series D Super Voting Preferred Stock.

5. VOTING RIGHTS

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to one (1) share of Common Stock.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or Bylaws.

6. PROTECTION PROVISIONS

The Board of Directors of the Company together with written consent of shareholders in lieu of meeting with a majority vote pursuant to statute W.S. 17-16-1003, may alter or change the rights, preferences or privileges of the Series A Preferred Stock for the best interest of the Company and shareholders.

7. MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased, converted or reacquired, the shares so redeemed, repurchased, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock, and shall no longer be designated as Series A Preferred Stock.

B.Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

If to the Corporation:

BitFrontier Capital Holdings, Inc.

1320 Central Park Blvd. Suite 200

Fredericksburg, VA 22401

If to the holders of the Series A Preferred Stock, to the address listed in the Corporation's books and records.

The foregoing Amendment was adopted by the Board of Directors of the Company and written consent of shareholders in lieu of meeting on January 14, 2018 with a majority vote pursuant to statute W.S. 17-16-1003. Therefore, the number of votes cast for the Amendment to the Company’s Articles of Incorporation was sufficient for approval.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of the date first above written.

/s/ Spencer Payne

Spencer Payne

President